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February 26, 1997



Pioneer Fund
60 State Street
Boston, MA  02109

         Re:      Rule 24f-2 Notice

Ladies and Gentlemen:

         Pioneer Fund (the "Delaware Trust") is a Delaware business trust created under an Agreement and Declaration of Trust dated April 26, 1996, and is the successor in interest to Pioneer Fund (the "Massachusetts Trust"), which was organized as a Massachusetts business trust under a written Declaration of Trust dated April 16, 1985 (the "Declaration of Trust"). The beneficial interests in the Massachusetts Trust under the Declaration of Trust were represented by transferable shares of beneficial interest, $1.00 par value.

         The Trustees of the Massachusetts Trust had the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article III, Section 1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust was unlimited and the Trustees were authorized to divide the shares into one or more series of shares as they deemed necessary or desirable. Pursuant to Article III, Section 4 of the Declaration of Trust, the Trustees were permitted to issue shares of any series for such amount and type of consideration, including cash or property, and on such terms as they may have deemed advisable without action or approval of the shareholders.

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Massachusetts Trust had registered an indefinite number of shares of beneficial interest under the Securities Act of 1933, as amended (the "1933 Act"), and the Delaware Trust has succeeded to and adopted such registration.







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Pioneer Fund

February 26, 1997
Page 3
         We understand that you are about to file with the Securities and Exchange Commission a notice on Form 24F-2 pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 2,199,306 shares of beneficial interest of the Massachusetts Trust (the "Shares") sold in reliance upon said Rule 24f-2 during the period from January 1, 1996 through April 30, 1996.

         We have examined the Declaration of Trust, the Massachusetts Trust's By-laws, resolutions of the Massachusetts Trust's Board of Trustees, a certificate of an officer of the Delaware Trust to the effect that the Massachusetts Trust or its agent received the consideration for the Shares in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, records of the Massachusetts Trust and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

         For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the Shares of the Massachusetts Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust, such as the Massachusetts Trust, may be held personally liable for the obligations of such Massachusetts Trust. In this regard, however, please be advised that the Declaration of Trust disclaimed shareholder liability for acts or obligations of the Massachusetts Trust and required that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by or on behalf of the Massachusetts Trust. Also, the Declaration of Trust provided for indemnification out of property of the Massachusetts Trust for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of the Massachusetts Trust; provided, however, that no property of the Massachusetts Trust could be used to indemnify any shareholder of any series of the Massachusetts Trust other than property of the Massachusetts Trust allocated or belonging to that series.


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         We are of the  opinion  that  all  necessary  action  precedent  to the issuance of the Shares has been duly taken, and that the Shares were legally and validly issued, and were fully paid and non-assessable by the Massachusetts Trust, subject to compliance with the 1933 Act, the 1940 Act and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.


Very truly yours,


/s/Hale and Dorr LLP


Hale and Dorr LLP